Exhibit 99.1

January 28, 2003

CHESAPEAKE REPORTS FOURTH QUARTER NET INCOME OF $0.75 PER SHARE AND FULL-YEAR 2002 NET INCOME OF $1.44 PER SHARE

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced fourth quarter and full-year results for 2002. Net sales in 2002 of $240.3 million for the fourth quarter and $822.2 million for the full year increased 19 percent and 4 percent, respectively, over the comparable periods in 2001. Net income for the fourth quarter of 2002 was $11.4 million, or $0.75 per share, compared to $9.7 million, or $0.63 per share, for the fourth quarter of 2001. Net income for the full-year 2002 was $21.9 million, or $1.44 per share, compared to $123.5 million, or $8.12 per share, for the full-year 2001.

To enhance comparability of the company's financial results, the table below reconciles net income to income from continuing operations before amortization and restructuring charges. The table shows the effect of eliminating the gains on the sales of discontinued operations and restructuring charges. Additionally, because the company adopted new goodwill accounting rules beginning with fiscal 2002, the table shows the effect of excluding goodwill amortization in 2001. All adjustments are presented on an after-tax basis. The company believes that these financial measures provide additional information useful in analyzing its results.
(In millions)	Fourth Quarter		Full Year
	2002	2001	2002	2001
	--------------------------------------		--------------------------------------
Net income	$ 11.4	$ 9.7	$ 21.9	$ 123.5
Gain on sale of discontinued operations	-	(4.1)	(1.4)	(113.0)
Goodwill amortization	-	4.2	-	14.4
Restructuring charges	-	4.3	1.8	9.3

Income from continuing operations before amortization and restructuring charges	$ 11.4	$14.1	$ 22.3	$ 34.2

The fourth quarter and full-year results included:

  Fourth quarter net sales in 2002 ($240.3 million) increased by 19 percent when compared to fourth quarter net sales in 2001, partially due to the strengthening of major European currencies relative to the U.S. dollar. Without the relative change in currencies, net sales would have increased by 11 percent, reflecting increased land sales and increased sales volumes in the premium branded market sector and the African plastics beverage market sector. These increases were partially offset by competitive pricing pressure throughout the paperboard packaging segment and reduced sales volumes in other paperboard packaging market sectors, primarily technology, food and household and tobacco. Full-year net sales ($822.2 million) were up 4 percent when compared to 2001, reflecting the similar trends.

  Earnings from continuing operations before interest and income taxes (EBIT) for the fourth quarter of 2002 were $25.7 million, up $10.5 million over EBIT achieved in the fourth quarter of 2001. Included in the 2001 fourth quarter EBIT was $6.9 million of restructuring costs primarily related to corporate staff reductions and goodwill amortization of $3.6 million. Fourth quarter 2002 EBIT was up over the comparable period due to improved operating results in our plastic packaging segment, as well as increased land sales and reduced corporate overhead, offset by competitive pricing pressure throughout the paperboard packaging segment and reduced sales volumes in certain paperboard packaging market sectors, primarily technology, and food and household. EBIT for the full-year 2002 of $71.8 million compared to EBIT for the full-year 2001 of $46.0 million. Included in the 2001 full-year EBIT were $14.6 million of restructuring costs and $14.4 million of goodwill amortization. The comparable EBIT decrease for the full-year 2002 was the result of pricing pressure throughout the paperboard packaging segment and $2.6 million in restructuring costs, offset by strong results in the plastic packaging segment and reduced corporate overhead. In addition, quarter and full-year EBIT for 2002 were impacted by favorable effects of foreign currency translation.
  Interest expense of $11.0 million for fourth quarter of 2002 and $45.4 million for full-year 2002 increased by $3.2 million and $14.1 million, respectively, due to an overall higher cost of borrowing and as a result of changes in currency exchange rates. The company intentionally has local currency denominated debt on its balance sheet, which serves as a partial natural hedge against currency fluctuations. Year-end debt net of cash ($475.7 million) increased $5.9 million over the year-end 2001 level, but would have decreased by $24.9 million without the impact of foreign currency translation.
  EBIT for the paperboard packaging segment was $18.8 million for the fourth quarter 2002 compared to $19.3 million for the fourth quarter 2001. EBIT for the full year was $62.3 million in 2002 compared to $62.1 million in 2001. Included in the fourth quarter and full-year 2001 results was a gain of approximately $4 million for the sale of our Thatcham facility and goodwill amortization ($3.0 million for fourth quarter 2001 and $11.9 million for full-year 2001). Additionally, the paperboard packaging segment 2002 results included the costs of consolidating two Scottish factories in the premium branded sector. Incremental labor, moving, transportation and outsourcing pretax costs related to the consolidation were approximately $1.6 million during the quarter and $5.4 million for the year.
  The plastic packaging segment continued to show improved operating performance as EBIT ($2.1 million for fourth quarter 2002 and $8.5 million for full-year 2002) increased significantly over 2001 EBIT ($0.4 million for fourth quarter 2001 and $3.0 million for full-year 2001). EBIT for 2001 included goodwill amortization of $0.6 million and $2.5 million for the fourth quarter and full year, respectively. Improved plant utilization and the successful startups of additional facilities contributed to the improvement.

  Land development earnings ($7.9 million for fourth quarter 2002 and $15.7 million for full-year 2002) were both up approximately $1.0 million over 2001 levels due to increased land sales. The company expects the liquidation of its land holdings to be substantially complete by the end of 2003.
  Corporate and other expenses ($3.1 million for fourth quarter 2002 and $12.1 million for full- year 2002) were each about two-thirds of the amounts recorded during 2001, primarily reflecting the corporate overhead reductions implemented during the fourth quarter of 2001.

Chesapeake's chairman, president & chief executive officer Thomas H. Johnson said, "I am pleased with our fourth quarter and full-year results. Despite a sluggish economy and some very competitive markets, we saw continued momentum in several areas of our business, such as in the plastics and pharmaceutical packaging markets. We are focused on achieving appropriate returns on every dollar invested. During 2002, we substantially completed the consolidation of two Scottish facilities, broke ground on two plants in Germany, and opened new facilities in China and Mauritius.

"Going forward, we expect to realize improved operating efficiencies from the plant consolidations and other process improvements we have completed. In 2003, our primary focus will be on generating cash for our shareholders and improved operating earnings in our paperboard and plastic packaging segments. Land development earnings will decline during 2003 as we near the completion of the divestiture of our land holdings. Corporate expenses are expected to increase due to increased pension and insurance costs, while interest expense is expected to be slightly lower as our excess cash will be used to reduce debt. As a result, we expect earnings per share for 2003 to be in the range of $1.15 to $1.45 per share, and free cash flow before dividends and financing activities to range from $35 million to $45 million."

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its fourth quarter and full-year 2002 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is http://www.cskcorp.com.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions except per share data)

	Fourth Quarter		Full-Year
INCOME STATEMENT	2002	2001	2002	2001
Net sales from continuing operations	$240.3	$201.2	$822.2	$790.5
Costs and expenses:
Cost of products sold	191.0	157.9	664.2	629.3
Selling, general, and administrative expenses	25.6	26.8	93.8	110.0
Other income, net	2.0	5.6	10.2	9.4
EBIT from continuing operations before restructuring charges	25.7	22.1	74.4	60.6
Restructuring charges (a) (b)	-	6.9	2.6	14.6
EBIT from continuing operations	25.7	15.2	71.8	46.0
Interest expense, net (c)	11.0	7.8	45.4	31.3
Income from continuing operations before taxes	14.7	7.4	26.4	14.7
Income tax expense	3.3	1.8	5.9	4.2
Income from continuing operations	11.4	5.6	20.5	10.5
Gain on sale of discontinued operations, net of taxes (c) (d) (e) (f)	-	4.1	1.4	113.0
Net income	$11.4	$9.7	$21.9	$123.5

Diluted earnings per share:
Income from continuing operations	$0.75	$0.37	$1.35	$0.69
Gain on sale of discontinued operations, net of taxes (c) (d) (e) (f)	-	0.26	0.09	7.43
Net income	$0.75	$0.63	$1.44	$8.12

Weighted average shares and equivalents outstanding - diluted	15.1	15.3	15.2	15.2

Other items:
EBIT from continuing operations before restructuring charges,
depreciation and amortization (a) (b)	$38.2	$37.1	$122.6	$120.9
Depreciation from continuing operations	12.5	11.4	48.2	45.9
Goodwill amortization from continuing operations	-	3.6	-	14.4
Capital expenditures for continuing operations	18.2	9.1	51.2	38.1

(a) The year-to-date results for 2002 included restructuring costs of $1.8 million net of tax for the closure of one facility and the consolidation of two other facilities in the Paperboard Packaging segment.

(b) The fourth quarter results for 2001 included restructuring costs of $4.3 million net of tax, and the year-to-date results for 2001 included restructuring costs of $9.3 million, net of tax, primarily for the corporate restructuring program

(c) The fourth quarter and year-to-date 2001 results included interest expense allocated to discontinued operations of $0.1 million and $6.6 million, respectively.

(d) The year-to-date results for 2002 included an after-tax revision to the estimated loss on the planned sale of discontinued operations of $1.4 million, or $0.09 per share.

(e) The fourth quarter results for 2001 included an after-tax revision to the estimated loss on the planned sale of discontinued operations of $4.1 million, or $0.26 per share.

(f) Year-to-date 2001 results included an after-tax gain on the sale of the Company's 5 percent equity interest in a tissue joint venture with Georgia-Pacific (which is classified as a discontinued operation) of $140.6 million, or $9.25 per share, offset in part by an after-tax revision to the estimated loss on the planned sale of other discontinued operations of
      $27.6 million, or $1.82 per share.

BALANCE SHEET	Dec. 29,	Dec. 30,
	2002	2001
Assets
Current assets:
Cash and short-term investments	$15.7	$20.1
Accounts receivable, net	144.1	124.7
Inventories	102.4	98.3
Other current assets	25.5	16.4

Total current assets	287.7	259.5
Property, plant, and equipment, net	376.4	338.3
Goodwill	583.8	529.4
Other assets	105.0	118.4

Total assets	$1,352.9	$1,245.6

Liabilities and Stockholders' Equity
Current portion of long-term debt	$5.4	$1.6
Taxes payable	10.3	12.4
Other current liabilities	189.0	186.2

Total current liabilities	204.7	200.2
Long-term debt	486.0	488.3
Other long-term liabilities	83.1	61.4
Pensions and postretirement benefits	76.6	38.0
Deferred income taxes	25.9	26.7
Stockholders' equity	476.6	431.0

Total liabilities and stockholders' equity	$1,352.9	$1,245.6

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

BUSINESS SEGMENT HIGHLIGHTS:
AS REPORTED FROM CONTINUING OPERATIONS:
Net sales:
2002
Paperboard Packaging	$155.0	$160.5	$177.4	$185.2	$678.1
Plastic Packaging	25.2	26.0	24.5	28.0	103.7
Land Development	1.9	2.5	8.9	27.1	40.4

	$182.1	$189.0	$210.8	$240.3	$822.2

2001
Paperboard Packaging	$172.0	$155.2	$176.7	$167.5	$671.4
Plastic Packaging	25.9	26.8	22.6	23.2	98.5
Land Development	0.3	4.5	5.3	10.5	20.6

	$198.2	$186.5	$204.6	$201.2	$790.5

EBIT (Earnings before interest and taxes):
2002
Paperboard Packaging	$11.5	$12.4	$19.6	$18.8	$62.3
Plastic Packaging	2.3	2.5	1.6	2.1	8.5
Land Development	1.1	1.8	4.9	7.9	15.7
Corporate/Other	(3.4)	(2.9)	(2.7)	(3.1)	(12.1)
Restructuring Charges	0.0	(2.6)	0.0	0.0	(2.6)

	$11.5	$11.2	$23.4	$25.7	$71.8

2001
Paperboard Packaging	$14.4	$12.5	$15.9	$19.3	$62.1
Plastic Packaging	1.6	1.7	(0.7)	0.4	3.0
Land Development	0.0	3.3	4.8	6.9	15.0
Corporate/Other	(5.7)	(5.6)	(3.7)	(4.5)	(19.5)
Restructuring Charges	0.0	0.0	(7.7)	(6.9)	(14.6)

	$10.3	$11.9	$8.6	$15.2	$46.0